Auditors' Special Report on Internal Accounting Control

The Board of Trustees
Freedom Funds Management Company, Inc.:

We have made a study and evaluation as of September 30, 1996 of Freedom Funds Management Company, Inc.'s (the "Company") system of internal accounting control for the transfer of record ownership and the safeguarding of related securities and funds in accordance with generally accepted auditing standards to the extent we considered necessary to evaluate the system as required by Rule 17Ad-13 under the Securities Exchange Act of 1934. This study included the transfer agent operations of the Company which provides services to Colorado BondShares - A Tax-Exempt Fund which is registered under the Investment Company Act of 1940.

Our study and evaluation included compliance tests of internal accounting controls within the accounting system, the procedures for safeguarding securities and funds, and the practices and procedures followed by the Company
(i) in transferring securities related to changes of ownership; (ii) in registering changes of ownership on the books and records of the issuer; (iii) in transferring recording ownership as a result of corporate actions; (iv) in dividend disbursement and interest paying-agent activities; (v) in administering dividend reinvestment programs; and (vi) in distributing statements respecting initial offerings of securities. Rule 17Ad-13 contemplates that the scope of the study and evaluation should be sufficient to provide reasonable assurance that any material inadequacies, as defined, existing as of the date of our study would be disclosed. The purpose of our study and evaluation was to provide a basis for reporting material inadequacies under rule 17Ad-13, and was more limited than would be necessary to express an opinion on the system of internal accounting control taken as a whole.

The management of Freedom Funds management Company, Inc. is responsible for establishing and maintaining a system of internal accounting control for the transfer of record ownership and the safeguarding of related securities and funds. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. the objectives of a system are to provide management with reasonable, but not absolute, assurance that securities and funds are safeguarded against loss from unauthorized use or disposition, and that transfer agent activities are performed promptly and accurately.

Because of inherent limitations in any system of internal accounting control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the system to future periods is subject to the risk that procedures may become inadequate because of changes in conditions, or that the degree of compliance with the procedures may deteriorate.

Our study and evaluation of the Company's system of internal accounting control for the transfer of record ownership and the safeguarding of related securities and funds as of September 30, 1996 was made for the limited purposes described in the paragraphs above and would not necessarily disclose all weaknesses in the system. Accordingly, we do not express an opinion on the system of internal accounting control of the Company taken as a whole; however, such study and evaluation disclosed no condition that we believe to be a material inadequacy as defined in Rule 17Ad-13.

this report is intended solely for the use of management and the Securities and Exchange Commission, and should not be used for any other purpose.

                                                     /s/ KPMG Peat Marwick LLP
                                                     KPMG PEAT MARWICK LLP

Denver, Colorado
November 6, 1996

THE BOARD OF TRUSTEES AND SHAREHOLDERS OF
COLORADO BOND SHARES - A TAX-EXEMPT FUND:

In planning and performing our audit of the financial statements of Colorado Bond Shares - A Tax-Exempt Fund for the year ended September 30, 1996, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Colorado Bond Shares - A Tax-Exempt Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal structure would not necessarily disclosure all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we considered to be material weaknesses as defined above as of September 30, 1996.

This report is intended solely for the information and use of management and the Securities and Exchange Commission and should not be used for any other purpose.

                                            /s/ KPMG PEAT MARWICK LLP
                                            -------------------------
                                            KPMG Peat Marwick LLP



Denver, Colorado
November 6, 1996